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EXHIBIT 21.1

SUBSIDIARIES OF
TRANSDIGM HOLDING COMPANY

        TransDigm Inc. is a wholly-owned subsidiary of TransDigm Holding Company. TransDigm Inc. wholly-owns the following subsidiaries:

Name of subsidiary	State or jurisdiction of Incorporation or Organization
Marathon Power Technologies Company	Delaware
ZMP, Inc.	California
Adams Rite Aerospace, Inc.	California
Champion Aerospace, Inc.	Delaware
Christie Electric Corp.	California
Marathon Power Technologies Limited	England
TD Finance Corporation	Delaware

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SUBSIDIARIES OF TRANSDIGM HOLDING COMPANY